Exhibit 99.1

LECG Provides Update on State of the Firm

DEVON, PA — (MARKET WIRE) — 04/01/11 — Professional services firm LECG Corporation (NASDAQ: XPRT) announced today a number of events related to its previously-announced transition of its practice groups to other firms. These transitions will not result in any proceeds to the Company’s common stockholders and it is not anticipated that future operations will result in any proceeds to the Company’s common stockholders.

Practice Group Transactions

On March 31, 2011, the firm completed the previously-announced sale of LECG’s European forensics, economics, and tax practices to FTI Consulting, Inc. The transaction included approximately 100 professionals and staff in London, Madrid, Paris, and Brussels.

The aggregate purchase price in the transaction was approximately $25 million, which includes the assumption by FTI of approximately $6 million of LECG’s existing, non-intercompany liabilities. FTI also assumed substantially all of LECG’s European lease liabilities associated with these practices.

In addition, the Company closed, or expects to close, the following transactions by today:

•                  The sale of its U.K.-based business consulting practice, the second part of the previously-announced agreement with Grant Thornton

•                  The sale of its retail securities practice in Lake Oswego, Oregon, to the management team of that practice

•                  The sale of its insurance tax and actuarial practices to a multi-national accounting firm

•                  The sale of its legal technology practice to Huron Consulting

•                  Various other sales of smaller practices to other firms, expert groups or individuals

These transactions involved some or all of the following:

•                  Consideration for the Company releasing non-compete covenants

•                  The sale of accounts receivable, work-in-progress, equipment and other assets

•                  Assignment or assumption of certain leases and other liabilities

William Blair & Company served as an independent advisor to LECG on these transactions.

The firm now has fewer than 70 employees, the majority of whom management expects to leave within the next 30 days.

Debt Service

As previously announced, most of the aggregate net proceeds from these and prior transactions were used to retire the Company’s senior secured debt, including the payment of associated interest and fees.

No Proceeds for Common Stockholders

The outcome of these transactions will not result in any proceeds for the common stockholders. We currently anticipate using any remaining proceeds to satisfy the Company’s remaining liabilities and to fund the Company’s operations during the wind-down of its business. Contractually, if there is any remaining value available to equity holders, it would be first allocated to the Company’s outstanding preferred stock to the extent of its liquidation preference.

Conversion of Preferred Stock

The Company also announced that on March 31, 2011, Great Hill Equity Partners III, L.P. and Great Hill Investors (collectively, the “Great Hill Entities”) entered into an exchange transaction with the Company. In the exchange transaction, the Great Hill Entities cancelled 3,787,878 shares of Series A Convertible Redeemable Preferred Stock and the dividends accrued on those shares in exchange for 54,003,770 of newly issued shares of common stock. The cancelled preferred shares had a liquidation preference of $15 million and were exchanged at a rate of $.30 per share of common stock, representing approximately a 46% premium to the thirty-day average trading price. Following the exchange transaction, the Great Hill Entities continue to hold 2,525,253 shares of Series A Convertible Redeemable Preferred Stock, with a liquidation preference of $10 million, and own approximately 71 percent of the Company’s outstanding common stock.

Resignation of Directors

On March 31, 2011, Alison Davis, Michael E. Dunn and Ruth M. Richardson tendered their resignations from the board.

The Nasdaq Stock Market Listing

On March 28, 2011, the Company received a letter from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market, notifying the Company of its failure to comply with the Listing Rule that requires listed securities to maintain a minimum bid price of $1.00 per share. The Company’s common stock has closed below the minimum $1.00 per share requirement for the last 30 consecutive business days. In accordance with the Listing Rules, the Company has a compliance period of 180 calendar days, or until September 26, 2011, in which to regain compliance or else it will be delisted.

The Company does not expect to resolve the deficiency or to regain compliance with the Listing Rules. In light of the transactions closed today, the Company anticipates that it will be de-listed sooner than September 26, 2011 and may request that its shares be delisted.

Forward Looking Statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended, and involve substantial risks and uncertainties. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in LECG quarterly report on Form 10-Q for the quarter ended September 30, 2010 and any other reports filed by LECG with the Securities and Exchange Commission. LECG cautions that the foregoing risks and uncertainties are not exclusive.